For Immediate Release

Contact: Hannah Burns (212)272-2395
         Maura Gaenzle (212)272-4445

      THE BEAR STEARNS COMPANIES INC.


New York, New York -- August 1, 1995 -- The Bear
Stearns Companies Inc. (NYSE:BSC) today announced earnings for the company's fourth quarter and fiscal year ended June 30, 1995.

   Net income for the fourth quarter of fiscal 1995 rose 176% to $89.5 million, or 65 cents per share, versus $32.4 million, or 20 cents per share for the comparable quarter last year. Revenues, net of interest expense, for the fourth quarter ended June
30, 1995 were $626.5 million, versus $428.5 million for the fourth quarter a year ago.

   Net income for the fiscal year ended June 30, 1995 was $240.6 million, a decrease of 38% from the $387.0 million earned during the twelve months ended
June 30, 1994. Earnings per share for fiscal 1995 were $1.70, versus $2.75 last year. Revenues, net of interest expense, for the fiscal year ended June 30, 1995 were $2.1 billion, versus $2.4 billion last year.


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   President and Chief Executive Officer James E.
Cayne noted that, "During the first and second quarters of fiscal 1995, Bear Stearns managed well in a difficult operating environment. The firm remained committed to all of its businesses in a period of weakness and volatility in the bond and stock markets. In some cases, we selectively expanded certain areas of the firm to position ourselves for future opportunities. These decisions, along with improved market conditions, enabled Bear Stearns to show dramatically better results for the third and fourth quarters."

   "The firm's results for fiscal 1995 emphasize the ability of Bear Stearns' professionals and business units to quickly respond to changing market conditions -- harnessing all the firm's resources to better service our clients. We are proud of the company's commitment to its businesses and the individuals within the firm who strive to make Bear
Stearns an integrated, client-focused and service-oriented company. We also acknowledge the contributions of several senior professionals who resigned from the firm during the fiscal year; we wish them well as they pursue new opportunities."

   The company said the results for the fourth quarter reflect a much improved business environment marked by rallies in the stock and bond markets resulting in increased activity in both the debt and equity areas of the firm. In addition, fee income from mergers and acquisitions and advisory assignments and commission revenues from correspondent clearing and private client services continued the positive trend from the prior quarter.

   During the fiscal year, Bear Stearns benefitted from its ability to maintain markets and service customers in the face of extraordinarily volatile market conditions, including

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the devaluation of the Mexican peso, which negatively
impacted markets around the world. Fixed income revenue declines, caused in part by the substantial downsizing of the mortgage-backed market, were partially offset by increased revenues from corporate and government bond activities related to the bond market rally. Although equity underwritings were down throughout the fiscal year, the firm's fee income and commissions from correspondent clearing and private client services continued to be significant contributors reflecting renewed investor confidence during the latter half of the year.

Quarterly Cash Dividends Declared

   The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable on August
25, 1995 to shareholders of record on August 11, 1995. The board also declared a quarterly cash dividend of 68 3/4 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable October 15, 1995 to shareholders of record on September 29, 1995. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock, which is equivalent to 49 1/4 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to 47 1/2 cents per related depositary share, both payable October 15, 1995 to shareholders of record on September 29, 1995.

   The Bear Stearns Companies Inc. (NYSE:BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm, serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional

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
equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services.
Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,400 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas,
Los Angeles, San Francisco and Washington, DC; and an international presence in Beijing, Buenos Aires, Geneva, Hong Kong, Karachi, London, Madrid, Manila,
Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of June 30, 1995, total capital, including stockholder's equity and long-term borrowings, was $6.6 billion. Book value as of June 30, 1995 was $14.71 per share, based on 137,384,096 shares outstanding.


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       Financial Statement Attached


                         THE BEAR STEARNS COMPANIES INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                Three Months Ended             Fiscal Year Ended
                                   (Unaudited)                    (Unaudited)
                                June 30,      June 30,       June 30,      June 30,
                                  1995          1994(1)        1995(1)       1994(1)
                                     (In thousands, except share data)
Revenues
  Commissions              $    151,031  $    124,331   $    546,939  $    482,988
  Principal transactions        275,902       129,120        860,366     1,134,008
  Investment banking            115,643        94,045        348,886       493,739
  Interest and dividends        540,358       414,016      1,969,506     1,301,864
  Other income                    8,058         8,452         27,875        28,039
    Total revenues            1,090,992       769,964      3,753,572     3,440,638
  Interest expense              464,494       341,438      1,678,515     1,023,866
  Revenues, net of
    interest expense            626,498       428,526      2,075,057     2,416,772

Non-interest expenses
  Employee compensation
   and benefits                 325,956       237,219      1,080,487     1,227,061
  Floor brokerage, exchange
   and clearance fees            30,305        28,263        109,040        98,592
  Communications                 21,401        21,089         85,711        75,406
  Occupancy                      21,276        19,992         83,247        76,317
  Depreciation and
   amortization                  15,882        13,063         59,274        47,984
  Advertising and market
   development                   13,971        17,824         57,036        52,693
  Data processing and
   equipment                      8,265         6,683         33,650        27,404
  Other expenses                 45,115        47,998        178,530       168,516
    Total non-interest
     expenses                   482,171       392,131      1,686,975     1,773,973

Income before provision
  for income taxes              144,327        36,395        388,082       642,799
Provision for income taxes       54,844         3,996        147,471       255,834

Net income                 $     89,483  $     32,399   $    240,611  $    386,965

Net income applicable to
  common shares            $     83,245  $     26,183   $    215,474  $    362,592

Earnings per share (2)     $       0.65  $       0.20   $       1.70  $       2.75

Weighted average common
  and common equivalent
  shares outstanding (2)    133,147,712   130,815,032    134,019,032   134,453,847

Cash dividends declared
  per common share         $       0.15  $       0.15   $       0.60  $       0.60


<F1>
(1) Restated to conform prior period amounts to current period's presentation.
(2) Adjusted for 5% stock dividend declared on April 19, 1995.